Exhibit (p)(1)

THE COMMERCE FUNDS

(the “Trust”)

CODE OF ETHICS

I.	Legal Requirement

Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the “1940 Act”), makes it unlawful for any officer or Trustee of the Trust in connection with the purchase or sale by such person of a security “held or to be acquired” by the Trust:

1.	To employ any device, scheme or artifice to defraud the Trust;

2.

To make to the Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust; or

4.	To engage in any manipulative practice with respect to the Trust’s investment portfolios.

II.	Purpose of the Code of Ethics

The Trust expects that its officers and Trustees will conduct their personal investment activities in accordance with (1) the duty at all times to place the interests of the Trust’s shareholders first, (2) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility, and (3) the fundamental standard that investment company personnel should not take inappropriate advantage of their positions.

In view of the foregoing, the provisions of Section 17(j) of the 1940 Act, the Securities and Exchange Commission’s 1940 Act Release No. 23958 “Personal Investment Activities of Investment Company Personnel” (August 24, 1999), the “Report of the Advisory Group on Personal Investing” issued by the Investment Company Institute on May 9, 1994 and the Securities and Exchange

Commission’s September 1994 Report on “Personal Investment Activities of Investment Company Personnel,” the Trust has adopted this Code of Ethics to specify a code of conduct for certain types of personal securities transactions which might involve conflicts of interest or an appearance of impropriety, and to establish reporting requirements and enforcement procedures.

III.	Policies of the Trust Regarding Personal Securities Transactions

A.	General Policy

No Access Person of the Trust shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1(b) set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code of Ethics.

B.	Specific Policies

1.	Restrictions on Personal Securities Transactions By Access Persons Other Than Independent Trustees and Non-Management Interested Trustees

a.

No Access Person who is not an Independent Trustee or a Non-Management Interested Trustee may buy or sell any Reportable Security on the Compliance Restricted List for his or her personal portfolio or the portfolio of a member of his or her immediate family without obtaining written authorization from the Chief Compliance Officer of the Trust’s investment adviser prior to effecting such security transaction.

Note: If an Access Person has questions as to whether purchasing or selling a security for his or her personal portfolio or the portfolio of a member of his or her immediate family requires prior authorization, the Access Person should consult the investment adviser’s Chief Compliance Officer for clearance or denial of clearance to trade prior to effecting any securities transactions.

b.

Pre-clearance approval under paragraph (a) will expire at the close of business on the trading day after the date on which written authorization is received, and the Access Person is required to renew clearance for the transaction if the trade is not completed before the authority expires.*

c.

No clearance will be given to an Access Person other than an Independent Trustees or a Non-Management Interested Trustees to purchase or sell any security (1) on a day when any portfolio of the Trust has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn or (2) when the Chief Compliance Officer has been advised by the investment adviser that the same security is being considered for purchase or sale for any portfolio of the Trust.

d.

The pre-clearance requirement contained in paragraph IV.B.1.a, above, shall apply to all purchases of a beneficial interest in any security through an Initial Public Offering or a Limited Offering by any Access Person who is also classified as Investment Personnel. A record of any decision and the reason supporting such decision to approve the acquisition by Investment Personnel of Initial Public Offerings or Limited Offerings shall be made by the Chief Compliance Officer.

2.	Restrictions on Personal Securities Transactions by Independent Trustees and Non-Management Interested Trustees

The Trust recognizes that an Independent Trustee as well as a Non-Management Interested Trustee do not have on-going, day-to-day involvement with the operations of the Trust. In addition, it has been the practice of the Trust to give information about securities purchased or sold by any portfolio of the Trust or

* Note: The ICI has recognized that time periods have ranged in the industry from one to fifteen days and that investment companies should have “considerable latitude” in adopting a pre-clearance process.

considered for purchase or sale by any portfolio of the Trust to Independent Trustees and Non-Management Interested Trustees in materials circulated more than 15 days after such securities are purchased or sold by the Trust or are considered for purchase or sale by the Trust. Accordingly, the Trust believes that less stringent controls are appropriate for Independent Trustees and Non-Management Interested Trustees, as follows:

a.

The securities pre-clearance requirement contained in paragraph IV.B.1.a. above shall only apply to an Independent Trustee or a Non-Management Interested Trustee if he or she knew or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known, that during the fifteen day period before the transaction in a security (other than an Exempt Security) or at the time of the transaction, that the security purchased or sold by him or her, other than an Exempt Security, was also purchased or sold by the Trust or considered for the purchase or sale by the Trust.

b.

If the pre-clearance provisions of the preceding paragraph apply, no clearance will be given to an Independent Trustee or a Non-Management Interested Trustee to purchase or sell any security (1) on a day when any portfolio of the Trust has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn or (2) when the Chief Compliance Officer has been advised by the investment adviser that the same security is being considered for purchase or sale for any portfolio of the Trust.

IV.	Procedures

A.	In order to provide the Trust with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons:

1.	Independent Trustees

a.	Holdings Reports Not Required – Each Independent Trustee need not make initial or annual holdings reports.

b.

Limited Quarterly Transaction Reporting – An Independent Trustee must submit the same quarterly transaction report as required under paragraph V.A.2.d below to the Chief Compliance Officer of the Trust’s investment adviser, but only for a transaction in a Reportable Security where he or she knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately preceding or after the date of the transaction, such Reportable Security is or was purchased or sold, or considered by the Trust, its investment adviser for purchase or sale by the Trust (i) for which such Independent Trustee acts as a Director or Trustee or (ii) whose Board meetings or other informational meetings where specific confidential Trust information is discussed that the Independent Trustee attends. An Independent Trustee need not make a quarterly transaction report with respect to transactions effected for, and Reportable Securities held in, any account over which the Independent Trustee has no direct or indirect influence or control.

2.	Access Persons (including Interested Trustees)

a.

Initial Holdings Reports – Each Access Person (including Interested Trustees) will submit to the Chief Compliance Officer of the Trust’s investment adviser an Initial Holdings Report in the form attached hereto as Exhibit A that lists all Reportable Securities beneficially owned[1] by the Access Person.

(i)

The Initial Holdings Report must be submitted within ten days of becoming an Access Person of the Trust and must contain information current as of the date no more than 45 days prior to becoming an Access Person.

(ii)

The Initial Holdings Report must include the title of each Reportable Security, the number of shares held (for equity securities), the principal amount (for debt securities) of each Reportable Security, the date the report is submitted as well as a list of any Securities accounts maintained with any broker, dealer or bank in which any Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person of the Trust.

(iii)	An Access Person need not include in the report transactions effected for, and Reportable Securities held in, any account over which the Access Person has no direct or indirect influence or control.

b.

Annual Holdings Reports – Each Access Person (including Interested Trustees) will also submit to the Chief Compliance Officer of the Trust’s investment adviser an Annual Holdings Report attached hereto as Exhibit A no later than 30 days after the end of the calendar year.

(i)	The information contained in the Annual Holdings Report must be current as of a date no more than 45 days before the report is submitted.

1 You will be treated as the “beneficial owner” of a security under this policy only if you have a direct or indirect pecuniary interest in the security.

(a)	A direct pecuniary interest is the opportunity, directly or indirectly, to profit, or to share the profit, from the transaction.

(b)

An indirect pecuniary interest is any non-direct financial interest, but is specifically defined in the rules to include securities held by members of your immediate family sharing the same household; securities held by a partnership of which you are a general partner; securities held by a trust of which you are the settlor if you can revoke the trust without the consent of another person, or a beneficiary if you have or share investment control with the trustee; and equity securities which may be acquired upon exercise of an option or other right, or through conversion. For interpretive guidance on this test, you should consult your counsel.

(ii)

The Annual Holdings Report must list Reportable Securities in which the Access Person has Beneficial Ownership, the title of each Reportable Security, the number of shares held (for equity securities), the principal amount (for debt securities) of the Reportable Security, and the date the report is submitted. The Report must also list any Securities accounts maintained with any broker, dealer or bank in which any Securities were held for the direct or indirect benefit of the Access Person.

(iii)	An Access Person need not include in the report transactions effected for, and Reportable Securities held in, any account over which the Access Person has no direct or indirect influence or control.

c.

Securities Confirmations – Each Access Person (including Management Interested Trustees) shall direct his or her broker to supply to the Chief Compliance Officer of the Trust’s investment adviser, on a timely basis, duplicate copies of confirmation of all personal Securities transactions and copies of periodic statements for all Securities accounts beneficially owned by the Access Person.

d.

Quarterly Transaction Reports – Each Access Person (including Interested Trustees) shall submit reports in the form attached hereto as Exhibit B to the Chief Compliance Officer of the Trust’s investment adviser, showing all transactions in securities, other than Exempt Securities, in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any securities were held for the direct or indirect beneficial interest of the Access Person[2].

(i)	Quarterly transaction reports shall be filed no later than 30 days after the end of each calendar quarter.

(ii)

The report shall include (a) the date of the transaction, (b) the title of the Reportable Security, (c) the interest rate and maturity date (if applicable), (d) the number of shares (for equity securities), (e) the principal amount of each Reportable Security involved; (f) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), (g) the price at which the transaction was effected, (h) the name of the broker, dealer or bank with or through whom the transaction was effected; and (i) the date the report is submitted. In addition, with respect to any account established by the Access Person in which any Reportable Securities were held during the quarter for the direct or indirect benefit of the Access Person, the Access Person shall report the following information: (a) the name and address of the broker, dealer or bank with whom the Access Person established the account; (b) the date the account was established; and (c) the date the report is submitted.

2 See footnote 1 above.

(iii)

An Access Person (including Interested Trustees) need not make a quarterly transaction report with respect to (a) transactions effected pursuant to an Automatic Investment Plan, (b) a transaction if all of the information required by paragraph (ii) above is contained in the brokerage confirmations or account statements required to be submitted under paragraph (c) above, and (c) transactions effected for, and Reportable Securities held in, any account over which the Access Person has no direct or indirect influence or control.

3.

Identification of Access Persons – The Chief Compliance Officer of the Trust’s investment adviser shall notify each Access Person of the Trust, who may be subject to the pre-clearance requirement or required to make reports pursuant to this Code, that such person is subject to the pre-clearance or reporting requirements and shall deliver a copy of this Code to each such person.

4.

Compliance Review – The Chief Compliance Officer of the Trust’s investment adviser shall review the initial holdings reports, annual holdings reports, and quarterly transaction reports received, and as appropriate compare the reports with the pre-clearance authorization received, and report to the Trust’s Board of Trustees:

a.	with respect to any transaction that appears to evidence a possible violation of this Code; and

b.	apparent violations of the reporting requirement stated herein.

5.

Board Review – The Board shall consider reports made to it hereunder and shall determine whether the policies established in Sections IV and V of this Code of Ethics have been violated, and what sanctions, if any, should be imposed on the violator, including but not limited to a letter of censure, suspension or termination of the employment of the violator, or the unwinding of the transaction and the disgorgement of any profits to the Trust. The Board shall review the operation of this Code of Ethics at least once a year.

6.

Code of Ethics for Investment Adviser and Principal Underwriter – The Trust’s investment adviser and principal underwriter shall adopt, maintain and enforce separate codes of ethics with respect to their personnel in compliance with Rule 17j-1 and Rule 204-2(a)(12) of the Investment Advisers Act of 1940 or Section 15(f) of the Securities Exchange Act of 1934, as applicable, and shall forward to the Trust’s counsel copies of such codes and all future amendments and modifications thereto. Any material changes to an investment adviser’s or principal underwriter’s code will be approved by the Board at the next scheduled quarterly board meeting and in no case more than six months after such change.

7.

Board Reporting – At each quarterly Board of Trustees’ meeting, the Chief Compliance Officer of the Trust’s investment adviser and the principal underwriter of the Trust shall provide a written report to the Trust’s Board of Trustees stating:

a.

any reported securities transaction that occurred during the prior quarter that may have been inconsistent with the provisions of the codes of ethics adopted by the Trust’s investment adviser or principal underwriter; and

b.	all disciplinary actions[3] taken in response to such violations.

8.

Annual Reports – At least once a year, the Trust’s investment adviser and principal underwriter shall provide to the Board a written report which contains: (a) a summary of existing procedures concerning personal investing by advisory persons and any changes in the procedures during the past year; (b) an evaluation of current compliance procedures and a report on any recommended changes in existing restrictions or procedures based upon the Trust’s experience under this Code of Ethics, industry practices, or developments in applicable laws and regulations; (c) describes any issues arising under the code of ethics or procedures since the last report, including but not limited to, information about material violations of the code or procedures and sanctions imposed in response to material violations; and (d) a certification that the procedures which have been adopted are those reasonably necessary to prevent Access Persons from violating the respective Codes of Ethics.

9.

Recordkeeping – This Code, the codes of the investment adviser and principal underwriter, a copy of each report by an Access Person, any record of any violation of this Code and any action taken as a result thereof, any written report hereunder by the Chief Compliance Officer of the Trust’s investment adviser or the principal underwriter, records of approvals relating to Initial Public Offerings and Limited Offerings, lists of all persons required to make reports and a list of all persons responsible for reviewing such reports shall be preserved with the Trust’s records for the period required by Rule 17j-1.

V.	Certification

Each Access Person, other than an Independent Trustee, will be required to certify annually that he or she has read and understood this Code of Ethics, and will abide by it. Each Access Person, other than an Independent Trustee, will further certify that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code of Ethics. A form of such certification is attached hereto as Exhibit C.

3 Disciplinary action includes but is not limited to any action that has a material financial effect upon the employee, such as fining, suspending, or demoting the employee, imposing a substantial fine or requiring the disgorgement of profits.

VI.	Definitions

A.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

B.

An “Access Person” means: (1) each Trustee or officer of the Trust, (2) each director and officer of the Trust’s investment adviser, (3) each director, officer or general partner of any company in a control relationship to the Trust or investment adviser, or (4) each employee (if any) of the Trust and investment adviser (or of any company in a control relationship to the Trust or investment adviser), each of who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Trust or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (5) any natural person in a control relationship to the Trust or investment adviser who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a security.

For purposes of this Code of Ethics, an “Access Person” does not include any person who is subject to the securities transaction pre-clearance requirements and securities transaction reporting requirements of the Code of Ethics adopted by the Trust’s investment adviser or principal underwriter in compliance with Rule 17j-1 of the 1940 Act and Rule 204-2(a)(12) of the Investment Advisers Act of 1940 or Section 15(f) of the Securities Exchange Act of 1934, as applicable.

C.	“Compliance Restricted List” means the list of securities identified by the Trust’s investment adviser that are restricted from trading.

D.	“Exempt Security” means:

(i)

Direct obligations of the Government of the United States; banker’s acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments (any instrument having a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization), including repurchase agreements; and shares of registered open-end investment companies (other than exchange-traded funds).[4]

(ii)	Securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control.

(iii)	Securities purchased or sold in a transaction which is non-volitional on the part of either the Access Person or the Trust.

(iv)	Securities acquired as a part of an automatic dividend reinvestment plan.

4 Shares of certain registered open-end investment companies are not an “Exempt Security” with respect to Access Persons of the investment adviser or any company controlled by or under common control with the investment adviser.

(v)

Securities acquired upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(vi)

Securities which the Trust’s investment portfolios are not permitted to purchase under the investment objectives and policies set forth in the Trust’s then current prospectus(es) under the Securities Act of 1933 or the Trust’s registration statement on Form N-1A.

E.

A security is “held or to be acquired” if within the most recent 15 days it (1) is or has been held by the Trust, or (2) is being or has been considered by the Trust or its investment adviser for purchase by the Trust. A purchase or sale includes the writing of an option to purchase or sell and any security that is exchangeable for or convertible into, any security that is held or to be acquired by a fund.

F.	An Access Person’s “immediate family” includes a spouse, minor children and adults living in the same household as the Access Person.

G.

“Independent Trustee” means each Board member who is not an “interested person” of the Trust (as defined in Section 2(a)(19) of the 1940 Act) and who would be required to make a report under Section V of this Code solely by reason of being a Trustee of the Trust.

H.

An “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

I.	“Interested Person” shall have the meaning that is set forth in Section 2(a)(19) of the 1940 Act.

J.	“Interested Trustee” means a trustee of the Trust who is also an Interested Person (as defined herein).

For purposes of this Code of Ethics, Interested Trustee contains two subclassifications:

“Non-Management Interested Trustee” means an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act who serves as a Trustee but is not an officer, partner, employee or controlling person of the Trust’s investment adviser, administrator, custodian, transfer agent, or distributor.

“Management Interested Trustee” means an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act who serves as a Trustee and is also an officer, partner, employee or controlling person of the Trust’s investment adviser, administrator, custodian, transfer agent, or distributor.

K.	“Investment Personnel” of the Trust means:

(ii)

Any employee of the Trust (or of any company in a control relationship to the Trust) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust.

(iii)	Any natural person who controls the Trust and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust.

L.

A “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

M.	“Purchase or sale of a Reportable Security” means, among other things, the writing of an option to purchase or sell a Reportable Security.

N.	“Reportable Security” means any Security excluding an “Exempt Security”.

O.	“Restricted Security” means any Security identified on the “Compliance Restricted List”.

P.

“Restricted Trustee” or “Restricted Officer” means each Trustee or officer of the Trust who is not also a Trustee, officer, partner, employee or controlling person of the Trust’s investment adviser, administrator, custodian, transfer agent, or distributor.

Q.

“Security” means a security as defined in Section 2(a)(36) of the 1940 Act which is defined as any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

The Board of Trustees of The Commerce Funds

Adopted: April 26, 2000

Revised: January 8, 2009; February 20, 2018; February 18, 2020; June 2023; January 2026

Exhibit A

The Commerce Funds

HOLDINGS REPORT

For the Year/Period Ended

                 (month/day/year)

☐	Check here if this is an Initial Holdings Report

To:            , as the Chief Compliance Officer of the investment adviser of the above listed Fund.

From:

As of the calendar year/period referred to above, I have a direct or indirect beneficial ownership interest in the Securities listed below which are required to be reported pursuant to the Code of Ethics of the Trust.

Title of Security	Number of Shares	Principal Amount

The name and address of any broker, dealer or bank with whom I maintain an account in which my Securities are held for my direct or indirect benefit are as follows.

Name	Address

For Initial Holdings Reports: This report contains information current as of a date no more than 45 days prior to the date of becoming an Access Person.

For Annual Holdings Reports: This report contains information current as of a date no more than 45 days before the report is submitted.

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the Securities listed above.

Date:

Signature:

Exhibit B

The Commerce Funds

QUARTERLY SECURITIES TRANSACTION REPORT*

For the Calendar Quarter Ended

                     (month/day/year)

To:	, as the Chief Compliance Officer of the investment adviser of the above listed Fund.

From:

During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of the Trust.

Security	Date of Transaction	Number of Shares	Principal Amount	Interest Rate and Maturity Rate (if applicable)	Nature of Transaction (Purchase, Sale, or Other)	Price	Broker/Dealer or Bank Through Whom Effected

During the quarter referred to above, I established the following accounts in which Securities were held during the quarter for my direct or indirect benefit:

Name and address of the broker, dealer or bank through whom I established the account.	The date the account was established.

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the Securities listed above.

Date:

Signature:

* Quarterly Securities Transaction Report is not required if duplicate account statements are provided to the Chief Compliance Officer of the investment adviser by the broker for each account.

Exhibit C

The Commerce Funds

ANNUAL CERTIFICATE

Pursuant to the requirements of the Code of Ethics of The Commerce Funds, the undersigned hereby certifies as follows:

1.	I have read the Trust’s Code of Ethics.

2.	I understand the Code of Ethics and acknowledge that I am subject to it.

3.

Since the date of the last Annual Certificate (if any) given pursuant to the Code of Ethics, I have reported all personal securities transactions and provided any securities holding reports required to be reported under the requirements of the Code of Ethics.

Date:
Print Name

Signature